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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.  )

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Horizon Global Corporation
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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NOTICE OF 2017 ANNUAL MEETING OF STOCKHOLDERS
To be held May 9, 2017

To the Stockholders of Horizon Global Corporation:
The 2017 Annual Meeting of Stockholders (the “Annual Meeting”) of Horizon Global Corporation (the “Company,” “Horizon,” “Horizon Global,” “us,” “our” or “we”) will be held on Tuesday, May 9, 2017 at the Company’s headquarters, 2600 West Big Beaver Road, in Conference Room B, Troy, Michigan, 48084, at 8:00 a.m., Eastern Time, for the following purposes:

1.	To elect two directors to serve until the Annual Meeting of Stockholders in 2020;

2.	To ratify the appointment of Deloitte & Touche LLP (“Deloitte”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017; and

3.	To transact such other business as may properly come before the meeting.
The Board of Directors has fixed the close of business on March 20, 2017 as the record date (“Record Date”) for determining the stockholders that are entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement of the Annual Meeting.

By Order of the Board of Directors

/s/ Jay Goldbaum
Jay Goldbaum Legal Director, Chief Compliance Officer and Corporate Secretary
Troy, Michigan
This notice of Annual Meeting, proxy statement and form of proxy are being distributed and made available on or about April 4, 2017.
Even if you intend to be present at the Annual Meeting in person, please sign and date the enclosed proxy card or voting instruction card and return it in the accompanying envelope, or vote via telephone or Internet (as indicated on your proxy card or voting instruction card), to ensure the presence of a quorum. Any proxy may be revoked in the manner described in the accompanying proxy statement at any time before it has been voted at the Annual Meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 9, 2017

The Proxy Statement and 2016 Annual Report of Horizon Global Corporation are available at:
http://investors.horizonglobal.com/2017proxystatement and
http://investors.horizonglobal.com/2016annualreviewand10-K

PROXY STATEMENT FOR 2017 ANNUAL MEETING OF STOCKHOLDERS
This proxy statement contains information regarding the Annual Meeting of the Company to be held on Tuesday, May 9, 2017 at the Company’s headquarters, 2600 West Big Beaver Road, in Conference Room B, Troy, Michigan 48084. The Company’s Board of Directors (the “Board”) is soliciting proxies for use at such meeting and at any adjournment or postponement of such meeting. The Company first mailed this proxy statement to its stockholders on or about April 4, 2017. The Company will bear the cost of soliciting proxies.
Proxy Summary
This summary highlights information contained elsewhere in this Proxy Statement, Annual Report, SEC filings or in our corporate governance documents on our website at www.horizonglobal.com. We encourage you to read this Proxy Statement in its entirety before voting.

2016 BUSINESS HIGHLIGHTS
Completed acquisition of Westfalia-Automotive Holdings GmbH, addressing a geographical gap in our footprint	Net sales increased from $576 million to $649 million, up 12.8%	Operating cash flow increased from $26.9 million to $35.4 million, up 31.6%	E-commerce business grew approximately 26%	Original Equipment business won more than 50 new programs
☑	é	é	é	☑

STOCKHOLDER ACTION Proposal for Your Vote	Board Voting Recommendation
Proposal 1: Re-Election of Class II Directors - Ms. Ilitch and Mr. DeVore.	FOR each nominee
Proposal 2: Ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017.	FOR

PROPOSAL 1 — ELECTION OF DIRECTORS

The Board is divided into three classes, each class consisting of approximately one-third of the Company’s directors. Class II directors’ terms will expire at the Annual Meeting. Ms. Denise Ilitch and Richard L. DeVore have consented to stand for re-election to serve until the 2020 Annual Meeting of Stockholders. If either of them should become unavailable, the Board may designate a substitute nominee. In that case, the proxy holders named as proxies in the accompanying proxy card will vote for the Board’s substitute nominee.
THE COMPANY’S BOARD RECOMMENDS A VOTE “FOR” EACH OF THE TWO DIRECTORS LISTED BELOW WHO STANDS FOR RE-ELECTION, TO SERVE UNTIL THE 2020 ANNUAL MEETING.

Vote Required
The two individuals who receive the most votes cast at the Annual Meeting will be elected as directors, provided a quorum of at least a majority of the issued and outstanding shares of the Company’s common stock (the “Common Stock”) that are entitled to vote is represented either in person or by proxy at the meeting. If you abstain from voting on this matter, your abstention will have no effect on the vote. If you hold your shares through a broker and you do not instruct the broker on how to vote on this “non-routine” proposal, your broker does not have authority to vote your shares (referred to as a “broker non-vote”). Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum but will not have any other effect on the outcome of the election of directors.
Additional information regarding the directors and director nominees of the Company is set forth below.
Directors and Director Nominees
The Board currently consists of seven members divided into three classes serving staggered terms.

Name	Age	Title	Term Ending
Denise Ilitch(1)(2)	61	Co-Chair of the Board	2017
Richard L. DeVore(1)	61	Director	2017
David C. Dauch	52	Director	2018
Scott G. Kunselman(3)	53	Director	2018
Samuel Valenti III(4)	71	Director	2018
Richard D. Siebert	64	Director	2019
A. Mark Zeffiro	51	President, Chief Executive Officer and Co-Chair of the Board	2019
______________________________________

(1)	Standing for re-election at the Annual Meeting.

(2)	Co-Chair of the Board since July 1, 2016.

(3)	Appointed March 8, 2016 with initial term expiring 2018.

(4)	Co-Chair of the Board until June 30, 2016.
Director Background and Qualifications
The following sets forth the business experience during at least the past five years of each director nominee and each of the directors whose term of office will continue after the Annual Meeting.
In addition, the following includes a brief discussion of the specific experience, qualifications, attributes and skills that led to the conclusion that the directors and nominees should serve on the Board at this time. The Corporate Governance and Nominating Committee of the Board (the “Governance Committee”) considers the experience, mix of skills and other qualities of the existing Board to ensure appropriate Board composition. The Governance Committee believes that directors must have demonstrated excellence in their chosen field, high ethical standards and integrity, and sound business judgment. In addition, it seeks to ensure the Board includes members with diverse backgrounds, skills and experience, including appropriate financial and other expertise relevant to the Company’s business.
The Board believes that the directors and nominees have an appropriate balance of knowledge, experience, attributes, skills and expertise as a whole to ensure the Board appropriately fulfills its oversight responsibilities and acts in the best interests of stockholders. The Board believes that each director satisfies its criteria for demonstrating excellence in his or her chosen field, high ethical standards and integrity, and sound business judgment. In addition, the Board has six independent directors in accordance with the applicable rules of the New York Stock Exchange (“NYSE”), and such directors are also independent of the influence of any particular stockholder or stockholder groups whose interests may diverge from the interests of the stockholders as a whole. Further, each director or nominee brings a strong background and set of skills to the Board, giving the Board, as a whole, competence and experience in a wide variety of areas.

Denise Ilitch
Co-Chair of the Board, Director since 2015
Age 61

Ms. Ilitch was named as a member of our Board on June 29, 2015. Ms. Ilitch became Co-Chair of the Board effective July 1, 2016. Ms. Ilitch served as chair of the Board's Compensation Committee until August 16, 2016, and is currently a member of the Board’s Compensation Committee, Audit Committee and the Governance Committee. Ms. Ilitch is currently president of Ilitch Enterprises, LLC, a business operations management company, a position she has held since 2005. From 2000 to 2004, Ms. Ilitch served as president of Ilitch Holdings, Inc., an entertainment industries, food, fundraising and real estate development services company. From 1996 to 2004, Ms. Ilitch served as president of Olympia Development, LLC, a real estate development company. Ms. Ilitch currently serves as trustee for the Skillman Foundation and as regent on the University of Michigan Board of Regents, where she is a member of the health affairs committee. Ms. Ilitch has previously served as a board member of numerous community organizations, including the Detroit Branch of the NAACP, the Detroit Branch of the Federal Reserve Bank of Chicago, Detroit Renaissance, and the Karmanos Cancer Institute. She also co-chaired the 2009 Detroit Crisis Turnaround Team and served as a Detroit Red Wings Alternate Governor for the National Hockey League and as a board member of Major League Baseball. Ms. Ilitch brings to the Board more than 30 years of experience as a business executive and community leader.  As a businesswomen and attorney, Ms. Ilitch has extensive knowledge and subject matter expertise in business development, corporate law and government policy.

Richard L. DeVore
Director since 2015
Age 61

Mr. DeVore was appointed to our Board on June 29, 2015. Mr. DeVore serves as chair of the Board's Audit Committee, and as a member of the Governance Committee and the Compensation Committee. Mr. DeVore is currently executive vice president of PNC Bank, N.A., a member of the PNC Financial Services Group (“PNC”), one of the United States’ largest diversified financial services organizations. Mr. DeVore was appointed executive vice president of PNC in November 2001 and, in his current role, he serves as president for the Detroit and Southeast Michigan regions and chairs the local PNC Foundation. From January 2009 through July 2010 (after its acquisition by PNC), he also served as the chief credit officer and as member of the board of directors of National City Bank, a financial services organization. Mr. DeVore previously held various chief credit officer and managerial positions with PNC from 1991 through 2001. Mr. DeVore currently serves on the boards of Business Leaders for Michigan, Oakland University, the Detroit Economic Club, the Detroit Symphony Orchestra, the Detroit Regional Chamber and Ann Arbor SPARK. Mr. DeVore has also taught banking and finance courses at Wayne State University. Mr. DeVore brings to the Board more than 37 years of financial institutions experience and unique insights into credit market conditions and corporate capital structure.  Mr. DeVore has extensive knowledge and subject matter expertise in finance, mergers and acquisitions and risk management.

David C. Dauch
Director since 2015
Age 52

Mr. Dauch was appointed to our Board on June 29, 2015. Mr. Dauch serves as chair of the Board's Governance Committee, and as a member of the Compensation Committee. Mr. Dauch is currently chairman and chief executive officer of American Axle & Manufacturing Holdings, Inc. (“AAM”), a leading global Tier-One automotive supplier of driveline and drivetrain systems and related components. Mr. Dauch was appointed chairman of the board of AAM in August 2013, and was previously appointed president and chief executive officer of AAM in September 2012. Beginning in June 2008, he served as AAM’s president & chief operating officer and previously served as its executive vice president and chief operating officer. From 1987 to 1995, Mr. Dauch held several positions at Collins & Aikman Products Company, an automotive manufacturer engaged primarily in the design, engineering and manufacture of automotive interior components, systems and modules. Mr. Dauch also served on the Collins & Aikman board of directors from 2002 to 2007. Presently, he serves on the boards of Business Leaders for Michigan, the Detroit Regional Chamber, the Great Lakes Council Boy Scouts of America, the Boys & Girls Club of Southeast Michigan and the Original Equipment Suppliers Association. In December 2014, Mr. Dauch was elected to the board of directors of Amerisure Mutual Holdings, Inc. and the Amerisure Companies. Mr. Dauch also serves on the Miami University Business Advisory Council. Mr. Dauch brings extensive knowledge and expertise in executive leadership and operational management issues relevant to manufacturing environments.  His experience as chairman, chief executive officer and president of AAM also provide him with subject matter expertise in corporate governance, risk management and strategic planning.

Scott G. Kunselman
Director since 2016
Age 53

Scott G. Kunselman was appointed to our Board on March 8, 2016.  Mr. Kunselman was appointed as chair of the Board’s Compensation Committee on August 17, 2016, and also currently serves as a member of the Board’s Audit Committee and the Governance Committee. In December 2015, Mr. Kunselman joined Oakland University, a public university with its main campus located in Rochester, Michigan, as its chief operating officer. Prior to joining Oakland University, Mr. Kunselman was senior vice president - vehicle safety and regulatory compliance, FCA - North America for FCA US LLC (“Chrysler”), an automobile manufacturer headquartered in Auburn Hills, Michigan, from August 2014 through November 2015. Previously he was senior vice president - purchasing and supplier quality for Chrysler from April 2012 to August 2014. Mr. Kunselman held the position of senior vice president - engineering with Chrysler from June 2009 to April 2012. Mr. Kunselman served on the Oakland University Board of Trustees from August 2012 to November 2015, and served as the chair of the Michigan Minority Supplier Development Council from April 2012 to February 2014. Mr. Kunselman also served on the board of the FCA Foundation (former Chrysler Foundation) from 2009 to December 2015, and the board of the Michigan Science Center (former Detroit Science Center) from 2008 to December 2015. Mr. Kunselman brings to the Board extensive knowledge and expertise relating to the automotive industry and operations management. Mr. Kunselman has subject matter expertise in engineering, quality, purchasing and product innovation.

Samuel Valenti III
Director since 2015
Age 71

Mr. Valenti was appointed to our Board on June 22, 2015 and subsequently named Co-Chair of our Board on June 29, 2015. Mr. Valenti stepped down as Co-Chair of the Board effective June 30, 2016. Mr. Valenti serves as a member of the Board's Audit Committee, Compensation Committee and the Governance Committee. Mr. Valenti is currently chair of Valenti Capital LLC, an investment firm located in Bloomfield Hills, Michigan. Mr. Valenti was employed by Masco Corporation (“Masco”), a home improvement and building products manufacturer, from 1968 through 2008. From 1988 through 2008, Mr. Valenti was president and a member of the board of Masco Capital Corporation, and was vice president-investments of Masco from 1974 to 1998. Mr. Valenti has served as Chairman and a director of TriMas Corporation (“TriMas”), beginning in 2002, and serves as a member of its audit committee, governance and nominating committee, and compensation committee. Mr. Valenti was named a director of AAM in October 2013. He also serves as a member of the audit committee and the strategy committee for AAM. Mr. Valenti is the former chair of the investment advisory committee of the State of Michigan retirement system and served on the Harvard Business School Advisory Council. He currently serves on the advisory council at the University of Notre Dame and the advisory board at the University of Michigan Business School Zell-Lurie Institute. Mr. Valenti is a member of Business Leaders for Michigan and serves as chair of the Renaissance Venture Capital Fund. As chair of TriMas beginning in 2002 and as an executive of Masco for 40 years, Mr. Valenti has extensive knowledge and experience in the management of manufacturing businesses and subject matter expertise in the areas of finance, economics, corporate governance and asset management.

Richard D. Siebert
Director since 2015
Age 64

Mr. Siebert was appointed to our Board on August 4, 2015. Mr. Siebert serves as a member of the Board’s Audit Committee, the Compensation Committee and the Governance Committee. Mr. Siebert retired from KPMG LLP (“KPMG”), a global audit, tax and finance advisory firm in September 2012. From 2003 to September 2012, Mr. Siebert served as the managing partner of the MidAmerica business unit of KPMG, and, from 2007 to January 2012, Mr. Siebert also served as the managing partner of KPMG’s Detroit office. Previously, Mr. Siebert served as the managing partner of the Cincinnati office of KPMG, and as the audit practice lead in the St. Louis office of Arthur Andersen, a global public accounting firm. In 1976, Mr. Siebert joined Arthur Andersen, was admitted to partnership in 1987, and was instrumental in the transition of Arthur Andersen’s St. Louis office to KPMG in 2003. During his career in public accounting, Mr. Siebert served as the lead engagement partner or client service partner for a broad range of public companies. Mr. Siebert currently serves as a member of the finance council of the Archdiocese of St. Louis, and is a member of its audit committee. Mr. Siebert brings to the Board extensive knowledge and expertise in financial reporting, accounting and Sarbanes-Oxley compliance for public companies.  Mr. Siebert's 36 year career in public accounting also provides him with subject matter expertise in a broad range of governance, regulatory and securities matters.

A. Mark Zeffiro
President, CEO and Co-Chair of the Board since 2015
Age 51

Mr. Zeffiro was appointed as Co-Chair of our Board on June 29, 2015, and was named our president and chief executive officer on June 30, 2015. Mr. Zeffiro has served as president and a director of Horizon since our incorporation on January 14, 2015. Mr. Zeffiro previously served as group president of Cequent, which was comprised of TriMas' Cequent Americas and Cequent APEA reporting segments specializing in towing, trailering and cargo management products (“Cequent”), beginning in January 2015. Mr. Zeffiro served as chief financial officer of TriMas from June 2008 to January 2015 and executive vice president of TriMas from May 2013 until January 2015. Prior to joining TriMas, Mr. Zeffiro held various financial management and business positions with General Electric Company (“GE”), a diversified technology and financial services company, and Black and Decker Corporation (“Black & Decker”), a global manufacturer of quality power tools and accessories, hardware, home improvement products and fastening systems. From 2004 through 2008, during Mr. Zeffiro’s four-year tenure with Black & Decker, he was vice president of finance for the global consumer product group and Latin America. In addition, Mr. Zeffiro was directly responsible for and functioned as general manager of Black & Decker’s factory store business unit. From 2003 to 2004, Mr. Zeffiro was chief financial officer of First Quality Enterprises, a private company producing consumer products for the health care market. From 1988 through 2002, he held a series of operational and financial leadership positions with GE, the most recent of which was chief financial officer of its medical imaging manufacturing division. In April 2015, Mr. Zeffiro was appointed to the board of directors of Atkore International Group, Inc., a manufacturer of electrical raceway solutions. Mr. Zeffiro also serves on the board of directors of the Detroit Institute of Arts, where he chairs the finance committee, and the board of trustees of Walsh College, where he sits on the academic committee. Mr. Zeffiro's position as president and chief executive officer of Horizon provides him the ability to offer the Board firsthand insight into the operations and strategic vision of the Company.  Mr. Zeffiro has extensive knowledge and subject matter expertise in strategic planning, business management, mergers and acquisitions and financial accounting.

Board Leadership Structure and Management
The Board is led by Co-Chairs A. Mark Zeffiro and Denise Ilitch, who was appointed Co-Chair effective on July 1, 2016 to replace Samuel Valenti III, who was scheduled to step down as Co-Chair after we had operated as a public company for approximately one year. The Co-Chairs oversee the planning of the annual Board calendar and, in consultation with the other directors, will schedule and set the agenda for meetings of the Board and lead the discussions at such meetings. In addition, the Co-Chairs provide guidance and oversight to other members of management, help with the formulation and implementation of our strategic plans and act as the Board’s liaison to the rest of management. In this capacity, the Co-Chairs are actively engaged on significant matters affecting us. The Co-Chairs also lead our annual meetings of stockholders and perform such other functions and responsibilities as requested by the Board from time to time.
We have determined that it is in our best interests to be led by Mr. Zeffiro and Ms. Ilitch as Co-Chairs of the Board. As Co-Chairs, Mr. Zeffiro and Ms. Ilitch promote unified leadership and direction of the Board and management, and provide the critical leadership necessary for carrying out our strategic initiatives, while maintaining our stability as a newly independent public company.
As part of its oversight function, the Board monitors how management operates the Company, in part via its committee structure. When granting authority to management, approving strategies and receiving management reports, the Board considers, among other things, the risks and vulnerabilities the Company faces. The Audit Committee of the Board (the “Audit Committee”) considers risk issues associated with the Company’s overall financial reporting, disclosure process and legal compliance, as well as reviews policies on risk control assessment and accounting risk exposure. In addition to its regularly scheduled meetings, the Audit Committee meets with the corporate audit team, and the independent registered public accounting firm in executive sessions at least quarterly, and with the Legal Director and Chief Compliance Officer as determined from time to time by the Audit Committee. Each of the Compensation Committee of the Board (the “Compensation Committee” or the “Horizon Compensation Committee”) and the Governance Committee considers risk issues associated with the substantive matters addressed by each such committee.

The Board held four meetings during 2016. The following table sets forth the meeting information for the three standing committees of the Board for 2016:

THE BOARD AND COMMITTEES - MEMBERSHIPS & MEETINGS
	BOARD	CLASS	AUDIT	COMPENSATION	GOVERNANCE
Denise Ilitch(1)	Co-Chair	II	✓	✓	✓
Richard L. DeVore	Director	II	Chair	✓	✓
David C. Dauch	Director	III		✓	Chair
Scott G. Kunselman(2)	Director	III	✓	Chair	✓
Samuel Valenti III(3)	Director	III	✓	✓	✓
Richard D. Siebert	Director	I	✓	✓	✓
A. Mark Zeffiro	Co-Chair	I
2016 Meetings	4		5	6	4
______________________________________

(1)	Co-Chair of the Board since July 1, 2016, and stepped down as chair of the Compensation Committee on August 16, 2016.

(2)	Appointed to the Board on March 8, 2016 with initial term expiring 2018, and appointed chair of the Compensation Committee on August 17, 2016.

(3)	Co-Chair of the Board until June 30, 2016, and appointed to the Compensation Committee on March 10, 2017.
CLASS II - Term expires at 2017 annual stockholder meeting
CLASS III - Term expires at 2018 annual stockholder meeting
CLASS I - Term expires at 2019 annual stockholder meeting
As noted above, the Board currently consists of seven directors, divided into three classes as equal in number as possible. The members of each class serve for staggered, three year terms, except for the initial terms described above. Upon the expiration of the term of a class of directors, directors in that class may be asked to stand for re-election for a three-year term at the Annual Meeting in the year in which their term expires.
Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the Company’s directors.
The Company’s Board has determined, after considering all of the relevant facts and circumstances, that Ms. Ilitch and Messrs. Dauch, DeVore, Kunselman, Siebert, and Valenti are “independent” from management in accordance with the NYSE listing standards and the Company’s Corporate Governance Guidelines (the “Governance Guidelines”). To be considered independent, the Board must determine that a director does not have any direct or indirect material relationships with the Company and must meet the criteria for independence set forth in the Company’s Governance Guidelines.
During 2016, all of the then-current directors attended at least 75%, in the aggregate, of the meetings of the Board and all committees of the Board on which they served. All directors are expected to attend all meetings, as well as the Annual Meeting. In addition to attending Board and committee meetings, directors fulfill their responsibilities by consulting with the President and Chief Executive Officer and other members of management on matters that affect the Company.
Independent directors hold regularly scheduled executive sessions in which independent directors meet without the presence of management. These executive sessions, as chaired by the independent Co-Chair, generally occur around regularly scheduled meetings of the Board. For more information regarding the Board and other corporate governance procedures, see “Corporate Governance.” For information on how you can communicate with the Company’s non-management directors, see “Communicating with the Board.”
Audit Committee.  The Audit Committee is responsible for providing independent, objective oversight and review of our auditing, accounting and financial reporting processes, including reviewing the audit results and monitoring the effectiveness of our internal audit function. In addition, the Audit Committee is responsible for (1) selecting our independent registered public accounting firm, (2) approving the overall scope of the audit, (3) assisting the Board in monitoring the integrity of our financial statements, our independent registered public accounting firm’s qualifications and independence, the performance of our independent registered public accounting firm, and our internal audit function and compliance with relevant legal and regulatory requirements, (4) annually reviewing our independent registered public accounting firm’s report describing the auditing firm’s internal quality control procedures and any material issues raised by the most recent internal quality control review, or peer review, of the auditing firm, (5) discussing the annual audited financial and quarterly statements with management and the independent registered public accounting firm, (6) discussing earnings press releases and any financial information or earnings guidance provided to analysts and rating agencies, (7) discussing policies with respect to risk assessment and risk management, (8) meeting separately and periodically, with management, internal auditors and the independent registered public accounting firm, (9) reviewing with the independent auditor any audit problems or difficulties and management’s response, (10) setting clear hiring policies for employees or former employees of the independent registered public accounting firm, (11) handling such other matters that are specifically delegated to the Audit Committee by applicable law or regulation or by the Board from time to time, and (12) reporting regularly to the full Board. The Audit Committee’s charter reflects such responsibilities and is available on the Company’s website, www.horizonglobal.com, in the Corporate Governance subsection of the Investor Relations section.
Each of the directors on the Audit Committee is financially literate. The Board has determined that each of Messrs. DeVore and Siebert qualifies as an “audit committee financial expert” within the meaning of Securities and Exchange Commission (“SEC”) regulations and that each member on the Audit Committee has the accounting and related financial management expertise required by the NYSE listing standards and that each is “independent” from management in accordance with NYSE listing standards and the Company’s Governance Guidelines.
Compensation Committee. The Compensation Committee is responsible for monitoring and administering our compensation and employee benefit plans and reviewing, among other things, base salary levels, incentive awards and bonus incentive awards for the Chief Executive Officer and other executive officers, and such other matters that are specifically delegated to the Compensation Committee by applicable law or regulation, or by the Board from time to time. All of the members of our Compensation Committee are expected to be independent under the rules of NYSE and Rule 10C-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Compensation Committee’s duties include, among other things, (1) reviewing and approving our overall executive and director compensation philosophy and the executive and director compensation programs to support our overall business strategy and objectives, (2) overseeing the management continuity and succession planning process (except as otherwise within the scope of the Governance Committee) with respect to our officers, and (3) preparing any report on executive compensation required by the applicable rules and regulations of the SEC and other regulatory bodies. For more information, see “Executive Compensation.”
The Compensation Committee’s charter reflects such responsibilities and is available on the Company’s website, www.horizonglobal.com, in the Corporate Governance subsection of the Investor Relations section. The Board has determined that each of the members of the Compensation Committee is “independent” from management in accordance with NYSE listing standards (including those standards particular to Compensation Committee membership) and the Company’s Governance Guidelines.
Corporate Governance and Nominating Committee. The Governance Committee is responsible for identifying and nominating individuals qualified to serve as board members and recommending directors for each board committee. The Board has determined that all of the members of the Governance Committee are independent under the rules of NYSE. Generally, the Governance Committee will re-nominate incumbent directors who continue to satisfy its criteria for membership on the Board, who it believes will continue to make important contributions to the Board and who consent to continue their service on the Board.
In recommending candidates to the Board, the Governance Committee reviews the experience, mix of skills and other qualities of a nominee to assure appropriate Board composition after taking into account the current Board members and the specific needs of the Company and the Board. The Board looks for individuals who have demonstrated excellence in their chosen field, high ethical standards and integrity, and sound business judgment. The Governance Committee does not have a formal policy with respect to diversity; however, the Board and the Governance Committee believe that it is essential that the Board members represent diverse viewpoints. As required by the NYSE, SEC or such other applicable regulatory requirements, a majority of the Board will be comprised of independent directors.
The Governance Committee does not solicit director nominations, but will consider recommendations by stockholders with respect to elections to be held at an Annual Meeting, so long as such recommendations are sent on a timely basis to the Corporate Secretary of the Company and are in accordance with the Company’s bylaws. The Governance Committee will evaluate nominees recommended by stockholders against the same criteria as other director nominees. The Company did not receive any nominations of directors by stockholders for the Annual Meeting. See “How and when may I submit a stockholder proposal or director nomination for the 2018 Annual Meeting of Stockholders?” for more information.
The Governance Committee’s charter reflects such responsibilities and is available on the Company’s website, www.horizonglobal.com, in the Corporate Governance subsection of the Investor Relations section.

Compensation Committee Interlocks and Insider Participation. During 2016, our Compensation Committee consisted of Messrs. Kunselman, Dauch, DeVore and Siebert and Ms. Ilitch. None of these individuals is or has ever been an officer or employee of the Company or any of our subsidiaries. None of our executive officers currently serves or has served as a member of the board of directors, compensation committee or other board committee performing equivalent functions of another entity that has one or more executive officers serving as one of our directors or on our Compensation Committee.
Retirement Age; Term Limits. The Governance Guidelines provide that a director is expected to submit his or her resignation from the Board at the first annual meeting of stockholders following the director’s 75th birthday. The Board may accept or reject such resignation in its discretion after consultation with the Governance Committee. The Board has not established term limits for the directors. The Governance Guidelines are available on the Company’s website, www.horizonglobal.com, in the Corporate Governance subsection of the Investor Relations section.
Assessment of Board and Committee Performance. The Board evaluates its performance annually. In addition, each Board committee performs an annual self-assessment to determine its effectiveness. The results of the Board and committee self-assessments are discussed with the Board and each Committee, respectively.
DIRECTOR COMPENSATION
The Compensation Committee is responsible for reviewing director compensation and making recommendations to the Board with respect to that compensation, as appropriate. The Compensation Committee and Board believe that directors should receive a mix of cash and equity over their tenure. The combination of cash and equity compensation is intended to provide incentives for directors to continue to serve on the Board and to attract new directors with outstanding qualifications.
Annual Cash Retainer and Meeting Fees. Each independent director is paid an annual cash retainer of $80,000. The independent co-chair of the Board and the chairs of each of the Audit, Compensation and Governance Committees are paid an additional annual cash retainer in the amounts of $50,000, $15,000, $10,000 and $5,000, respectively. The annual cash retainers described above will be prorated to reflect any partial year of service. Additionally, each director is paid $1,000 per Board or committee meeting attended. Directors who are also employees of the Company are not paid any additional compensation for serving as directors.
Equity Compensation. As part of the independent directors’ annual compensation package, each independent director receives an annual grant of restricted stock units with a grant date fair market value of $80,000, with each grant generally subject to such director’s continued service on the Board, and a vesting period of one year. Directors who are also employees of the Company do not receive any additional equity compensation for serving as directors.
Director Stock Ownership. We have established stock ownership guidelines for our independent directors to more closely align their interests with those of the Company’s stockholders. Under these guidelines, our independent directors are required to own, within five years after initial election to the Board as an independent director, shares of Company stock having a value equal to or greater than three times their annual cash retainer (excluding any additional retainers for Board and committee chair service). Unrestricted stock, time-based restricted stock, time-based restricted stock units and vested in-the-money options are counted toward fulfillment of this ownership requirement. Compliance under these guidelines for independent directors’ stock ownership requirements will be required by July 1, 2020 at the earliest. If an independent director does not meet the stock ownership guidelines, the Compensation Committee may consider such fact when determining the grant of future equity awards to such director.
Indemnification. The Company has entered into indemnification agreements with each of its directors. These agreements require the Company to indemnify such individuals for certain liabilities to which they may become subject as a result of their affiliation with the Company.
Other. The Company reimburses all directors for expenses incurred when attending Board and committee meetings. The Company does not provide any perquisites to directors.

2016 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Total ($)
Denise Ilitch(2)	$130,277	$79,995	$210,272
David C. Dauch	$97,000	$79,995	$176,995
Richard L. DeVore	$114,000	$79,995	$193,995
Scott G. Kunselman(3)	$87,777	$106,690	$194,467
Richard D. Siebert	$99,000	$79,995	$178,995
Samuel Valenti III	$122,000	$79,995	$201,995
_______________________________________

(1)
The amounts in this column reflect the grant date fair value computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”) of the restricted stock unit awards made to our non-employee directors during 2016. Ms. Ilitch and Messrs. Dauch, DeVore, Kunselman, Siebert and Valenti each received 6,785 restricted stock units effective on July 1, 2016. These awards were granted under the Company’s Amended and Restated 2015 Equity and Incentive Compensation Plan (“2015 Plan”) and vest on July 1, 2017, generally subject to a service requirement.

(2)	Ms. Ilitch became Co-Chair of the Board effective July 1, 2016, replacing Mr. Valenti, who stepped down as Co-Chair of the Board effective June 30, 2016.

(3)
Mr. Kunselman was appointed to the Board on March 8, 2016, and his cash fees for 2016 were pro-rated to reflect his mid-year appointment. On March 15, 2016, Mr. Kunselman received an award of 2,375 restricted stock units, representing his period of Board service from March 8, 2016 through June 30, 2016, which restricted stock units vested in full on May 1, 2016; this award was in addition to the 6,785 restricted stock units that were granted to Mr. Kunselman on July 1, 2016. On August 17, 2016, Mr. Kunselman was appointed as chair of the Compensation Committee, replacing Ms. Ilitch, who stepped down as Compensation Committee chair effective August 16, 2016.

The table below sets forth as to each non-employee director the aggregate number of restricted stock units outstanding as of December 31, 2016:

Name	Restricted Stock Unit Awards
Denise Ilitch	6,785
David C. Dauch	6,785
Richard L. DeVore	6,785
Scott G. Kunselman	6,785
Richard D. Siebert	6,785
Samuel Valenti III	6,785
Corporate Governance
The Board has adopted Governance Guidelines. These guidelines address, among other things, director responsibilities, qualifications (including independence), compensation and access to management and advisors. The Governance Committee is responsible for overseeing and reviewing these guidelines and recommending any changes to the Board.
The Spirit and The Letter. Effective as of July 1, 2015, the Board adopted the Company’s code of conduct, titled “The Spirit and The Letter,” that applies to all directors and employees, including the Company’s principal executive officer, principal financial officer, and other persons performing similar executive management functions. The Spirit and The Letter is posted on the Company’s website, www.horizonglobal.com, in the Corporate Governance subsection of the Investor Relations section. All amendments to The Spirit and The Letter, if any, will be also posted on the Company’s website, along with all waivers, if any, of The Spirit and The Letter involving senior officers.
A copy of the Company’s committee charters, Governance Guidelines and The Spirit and The Letter will be sent to any stockholder, without charge, upon written request sent to the Company’s executive offices: Horizon Global Corporation, Attention: Legal Director, Chief Compliance Officer and Corporate Secretary, 2600 West Big Beaver Road, Suite 555, Troy, Michigan 48084.
Communicating with the Board
Any stockholder or interested party who desires to communicate with the Board or any specific director, including the Co-Chairs, non-management directors, or committee members, may write to: Horizon Global Corporation, Attention: Board of Directors, 2600 West Big Beaver Road, Suite 555, Troy, Michigan 48084.

Depending on the subject matter of the communication, management will:

▪	forward the communication to the director or directors to whom it is addressed (matters addressed to the Chair of the Audit Committee will be forwarded unopened directly to the Co-Chairs);

▪
attempt to handle the inquiry directly where the communication does not appear to require direct attention by the Board or an individual member, e.g., the communication is a request for information about the Company or is a stock-related matter; or

▪	not forward the communication if it is primarily commercial in nature or if it relates to an improper or irrelevant topic.
To submit concerns regarding accounting matters, stockholders, employees and other interested persons may also call the Company’s applicable toll free, hotline number (for US callers: (844) 472-2428) published at www.horizonglobal.com in the Corporate Governance subsection of the Investor Relations section, in the document entitled “Reporting a Concern.” Concerns may be expressed on a confidential and anonymous basis.
Communications made through the hotline are reviewed by the Audit Committee at each regularly scheduled meeting; other communications will be made available to directors at any time upon their request.
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee represents and assists the Board in fulfilling its responsibilities for general oversight of the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications and independence, the performance of the Company’s internal audit function and independent registered public accounting firm, and risk assessment and risk management. The Audit Committee engages the Company’s independent registered public accounting firm (which reports directly to the Audit Committee). The Audit Committee has the authority to obtain advice and assistance from outside legal, accounting or other advisors as the Audit Committee deems necessary to carry out its duties and receives appropriate funding as determined by the Audit Committee from the Company for such advice and assistance.
The Company’s management is primarily responsible for the Company’s internal control and financial reporting process. The Company’s independent registered public accounting firm, Deloitte, is responsible for performing an independent audit of the Company’s consolidated financial statements and issuing opinions on the conformity of reporting those audited financial statements with United States generally accepted accounting principles. The Audit Committee monitors the Company’s financial reporting process and reports to the Board on its findings.
In this context, the Audit Committee hereby reports as follows:

1.	The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2016 with the Company’s management;

2.	The Audit Committee has discussed with Deloitte the matters required to be discussed by Auditing Standard 1301;

3.
The Audit Committee has received the written disclosures and the letter from Deloitte required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte’s communications with the Audit Committee concerning independence, and has discussed with Deloitte the independence of that firm; and

4.
Based on the review and discussions referred to in paragraphs 1 through 3 above, the Audit Committee recommended to the Board, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, for filing with the Securities and Exchange Commission.

The undersigned members of the Audit Committee have submitted this Report to the Board of Directors.

The Audit Committee Richard L. DeVore (Chair) Denise Ilitch Scott G. Kunselman Richard D. Siebert Samuel Valenti III

PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

THE COMPANY’S BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2017.

The Audit Committee has appointed Deloitte as the independent registered public accounting firm to audit the Company’s consolidated financial statements for the fiscal year ending December 31, 2017. Deloitte was engaged as our independent registered public accounting firm for the fiscal year ended December 31, 2016. Representatives of Deloitte are expected to attend the Annual Meeting, where they will be available to respond to appropriate questions and, if they desire, make a statement.
The appointment of Deloitte as the independent registered public accounting firm for the Company is being presented to the stockholders for ratification. The ratification of the appointment of the independent registered public accounting firm requires the affirmative vote of the holders of a majority of the total shares of Common Stock present in person or represented by proxy and entitled to vote on the matter, provided that a quorum of at least a majority of the outstanding shares are present or represented at the meeting. If you abstain from voting on this matter, your abstention will have the same effect as a vote against the matter. If you hold your shares through a broker and you do not instruct the broker on how to vote on this “routine” proposal, your broker will nevertheless have authority to vote your shares on this “routine” proposal in your broker’s discretion. Proxies submitted pursuant to this solicitation will be voted “FOR” the ratification of Deloitte as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017, unless specified otherwise.
Fees Paid to Independent Auditor
The following table presents fees billed by Deloitte for professional audit services rendered related to the audits of the Company’s annual financial statements for the years ended December 31, 2016 and 2015.

	2016	2015(1)
Audit Fees	$1,315,000	$844,000
Audit-related Fees	196,000	4,000
Tax Fees	15,000	—
All Other Fees	5,000	—
Total	$1,531,000	$848,000
______________________________________

(1)	Horizon became an independent public company on June 30, 2015.
Audit and Audit-Related Fees
Audit fees include fees for the audit of the annual consolidated financial statements, reviews of quarterly consolidated financial statements, statutory audits and consents. Audit-related fees for 2016 consist primarily of consultations and due diligence procedures performed related to business acquisitions. Audit-related fees for 2015 related to agreed upon procedures in connection with a government grant attestation engagement.
Tax and Other Fees
Tax fees for 2016 relate to advisory services.
Other fees for 2016 relate to a subscription for technical content.
We have been advised by Deloitte that neither the firm nor any member of the firm has any financial interest, direct or indirect, in any capacity in the Company or its subsidiaries.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Registered Public Accounting Firm
The Audit Committee is responsible for appointing, setting compensation and overseeing the work of the independent registered public accounting firm. The Audit Committee’s pre-approval is required for all audit and non-audit services provided by the independent registered public accounting firm.
On an ongoing basis, management communicates specific projects and categories of service for which it wishes to engage the independent registered public accounting firm. The Audit Committee reviews these requests and advises management if the committee approves the engagement of the independent registered public accounting firm. No services are undertaken which are not pre-approved. On a periodic basis, management reports to the Audit Committee regarding the actual spending for such projects and services compared to the approved amounts. All of the services provided by Deloitte, our independent auditor in 2016, including services related to audit, audit-related fees, tax fees and all other fees described above, were approved by the Audit Committee.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
AND RELATED STOCKHOLDER MATTERS
The following table sets forth information with respect to the beneficial ownership of the Common Stock as of the Record Date by:

▪	each person known by us to beneficially own more than 5% of the Common Stock;

▪	each of the Company’s directors and director nominees;

▪	each of the named executive officers (“NEOs”); and

▪	all of the Company’s directors and executive officers as a group.
The percentages of Common Stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a beneficial owner of a security if that person has or shares, (1) voting power, which includes the power to vote or to direct the voting of the security, (2) investment power, which includes the power to dispose of or to direct the disposition of the security, or (3) rights to acquire Common Stock that are currently exercisable or convertible, or will become exercisable or convertible within 60 days of the Record Date. Except as indicated in the footnotes to this table, each beneficial owner named in the following table has sole voting and sole investment power with respect to all shares beneficially owned. As of the Record Date, the Company had 25,578,268 shares outstanding.

	Shares Beneficially Owned
Name and Beneficial Owner	Number	Percentage
Parcom Deutschland I GmbH & Co. KG.(1) Ludwigstrasse 7, Munich, Germany 80539	2,173,340	10.4%
First Manhattan Co.(2) 399 Park Avenue, New York, NY 10022	1,111,526	5.3%
David C. Dauch	6,436	—%
Richard L. DeVore	3,836	—%
Jay Goldbaum(3)	9,232	—%
Denise Ilitch	10,445	—%
Scott G. Kunselman	2,375	—%
David G. Rice(3)	41,993	—%
Richard D. Siebert	10,436	—%
Samuel Valenti	21,788	—%
A. Mark Zeffiro(3)	218,255	—%
All executive officers and directors as a group (9 persons)(4)	324,796	—%
_______________________________________

(1)	Information contained in the columns above is as of October 4, 2016 and based on a report on Schedule 13G filed with the SEC on October 7, 2016 by Parcom Deutschland I GmbH & Co. KG.

(2)
Information contained in the columns above and this footnote is based on a report on Schedule 13G filed with the SEC on February 14, 2017 by First Manhattan Co. (“First Manhattan”). As of December 31, 2016, First Manhattan had sole voting power with respect to 225,050 shares of Common Stock, shared voting power with respect to 838,676 shares of Common Stock, sole dispositive power with respect to 225,050 shares of Common Stock, and shared dispositive power with respect to 886,476.

(3)	For each of Messrs. Goldbaum, Rice and Zeffiro, the number set forth in the table includes 4,487, 12,990 and 108,911 exercisable options, respectively.

(4)	Each director and NEO owns less than one percent of the outstanding shares of the Common Stock.
Equity Compensation Plan Information

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)(1)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)(2)) (c)
Equity compensation plans approved by security holders	886,624	$10.37	961,230
Equity compensation plans not approved by security holders	—	$—	—
________________________________________

(1)	The weighted-average exercise price relates to outstanding stock options only. The Company’s restricted stock unit awards have no exercise price.

(2)
As of December 31, 2016, includes 961,230 shares available for future issuance under the 2015 Plan, all of which may be issued for awards other than stock options, restricted stock units or stock appreciation rights.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires our directors, officers and greater than 10% stockholders (if any) to file reports of ownership and changes in ownership with respect to our securities with the SEC and to furnish copies of these reports to us. We reviewed the filed reports and written representations from our directors, executive officers and greater than 10% stockholders regarding the necessity of filing reports. We believe that all of our officers, directors and greater than 10% stockholders complied with all applicable Section 16(a) filing requirements for 2016 with respect to the Company.
Executive Officers
Officers of the Company serve at the pleasure of the Board.

Name	Age	Title
A. Mark Zeffiro	51	President, Chief Executive Officer and Co-Chair of the Board
David G. Rice	53	Chief Financial Officer
Jay Goldbaum	35	Legal Director, Chief Compliance Officer and Corporate Secretary
A. Mark Zeffiro. Business experience provided under “Director and Director Nominees.”
David G. Rice. Mr. Rice was named our chief financial officer on June 30, 2015 in connection with the spin-off from TriMas. From January 14, 2015 through June 29, 2015, Mr. Rice served as vice president and a director of Horizon. Mr. Rice was previously division finance officer for TriMas’ subsidiary Cequent Performance Products, Inc. beginning in 2011. Prior to his appointment in 2011, Mr. Rice held various positions within TriMas, including group controller from 2005 to 2009 and vice president of corporate audit from 2009 to 2011. Before joining TriMas in 2005, Mr. Rice held divisional controller positions with GKN Sinter Metals, a leading supplier of powdered metal precision components, from 2004 to 2005, and Mueller Industries, Inc., a manufacturer and distributor of copper, brass, aluminum and plastic fittings, valves and related tubular flow control and industrial products, from 1998 to 2004. Mr. Rice held positions of increasing financial leadership at The Woodbridge Group from 1994 to 1998, a company offering urethane and bead foam technologies to the automotive and commercial vehicle industries and other business sectors. Mr. Rice began his career in public accounting with Coopers and Lybrand and brings over 30 years of accounting and financial leadership, mergers and acquisitions and management of international operations experience.
Jay Goldbaum. Mr. Goldbaum was named our legal director, chief compliance officer and corporate secretary on June 30, 2015 in connection with the spin-off from TriMas. From January 14, 2015 through June 29, 2015, Mr. Goldbaum served as vice president, corporate secretary and a director of Horizon. Mr. Goldbaum was previously associate general counsel-commercial law for TriMas beginning in January 2014. Mr. Goldbaum joined TriMas in January 2012 and held the position of legal counsel. Before joining

TriMas, Mr. Goldbaum was an associate in the corporate and litigation practice groups at the law firm of Jaffe, Raitt, Heuer & Weiss, P.C. from September 2007 to August 2011. Mr. Goldbaum also held the position of chief operating officer at Teal Media, an internet design and communications company, from August 2011 to October 2011.
TRANSACTIONS WITH RELATED PERSONS
Policy for Review, Approval or Ratification of Transactions with Related Parties
Pursuant to its written charter, the Audit Committee is responsible for reviewing reports and disclosures of insider and affiliated party transactions and monitoring compliance with The Spirit and The Letter, which requires employees to disclose in writing any outside activities, financial interests, relationships or other situations that do or may involve a conflict of interest or that present the appearance of impropriety.
Pursuant to the written charter of the Governance Committee and the written Governance Guidelines, members of the board of directors must properly notify the President and Chief Executive Officer and the Chair of the Governance Committee if any actual or potential conflict of interest arises between us and such member. After notification, the board of directors will evaluate and resolve the matter in our best interest upon recommendation of the Governance Committee.
It is also our policy that the Audit Committee review and approve all transactions (other than those that are de minimis in nature) in which we participate and in which any related person has or will have a direct or indirect material interest. In reviewing and approving such transactions, the Audit Committee obtains all information it believes to be relevant to a review and approval of the transaction. After consideration of the relevant information, the Audit Committee approves only those related person transactions that are determined not to be inconsistent with our best interests.
EXECUTIVE COMPENSATION
Introduction
As an emerging growth company under the Jumpstart Our Business Startups (JOBS) Act of 2012, we have opted to comply with the executive compensation disclosure rules applicable to “smaller reporting companies,” which rules require compensation disclosure for our principal executive officer and the two most highly compensated executive officers (other than our principal executive officer) serving as executive officers at the end of the fiscal year. This section provides information about the executive compensation program in place for the Company’s 2016 NEOs, who are:
(1)    A. Mark Zeffiro - President and Chief Executive Officer;
(2)    David G. Rice - Chief Financial Officer; and
(3)    Jay Goldbaum - Legal Director, Chief Compliance Officer and Corporate Secretary.
The information provided for 2015 reflects compensation earned at TriMas prior to our spin-off from TriMas as an independent, publicly traded company (up to immediately prior to the spin-off) and the Company (immediately following the spin-off through the end of 2015). All 2016 executive compensation decisions for our NEOs were made or overseen by the Compensation Committee.
2016 Summary Compensation Table
The following table sets forth compensation information for 2015 and 2016 for our NEOs:

Name and Principal Position	Year	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	All Other Compensation	Total
		($)	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	($)
A. Mark Zeffiro, President and Chief Executive Officer	2016	600,000	600,000	1,190,700	262,500	957,000	128,902	3,739,102
	2015	536,335	—	1,476,204	481,771	599,200	112,950	3,206,460
David G. Rice, Chief Financial Officer	2016	290,000	200,000	195,750	65,250	258,390	67,797	1,077,187
	2015	264,819	50,000	224,371	41,603	146,800	35,292	762,885
Jay Goldbaum, Legal Director	2016	220,000	150,000	66,000	22,000	135,080	40,887	633,967
	2015	178,042	65,000	109,086	15,854	87,670	20,717	476,369
_______________________________

(1)
Amounts in this column for 2016 represent discretionary cash bonuses for the NEOs that were approved by the Compensation Committee on December 13, 2016 in recognition of the Company’s successful completion of the acquisition of Westfalia-Automotive Holding GmbH and TeIJs Holding B.V. (the “Westfalia Acquisition”), and the valuable contributions provided by each of the NEOs above and beyond normal time and effort in helping to achieve the Company’s goals, objectives and milestones for 2016. The amount reported for Mr. Rice was previously overreported as $250,000 in the Company’s Current Report on Form 8-K filed on December 16, 2016. See “Bonus Compensation” below for more information about these awards.

(2)
All 2016 awards in this column relate to restricted stock units granted under the 2015 Plan, which awards were calculated in accordance with FASB ASC Topic 718. On March 1, 2016, each NEO received time-based restricted stock unit awards generally intended to vest ratably over a three-year period. In addition, on March 1, 2016, Mr. Zeffiro received an award of time-based restricted stock units generally intended to vest in full on March 1, 2019. On March 1, 2016, each NEO also received an award of performance-based restricted stock units (“PSUs”) that is generally subject to a three-year performance period. For more information regarding the PSU awards, see “2016 Long-Term Incentive Program” below. For PSUs, the values reported represent the probable outcome of the performance conditions. Assuming that the highest level of performance of the applicable performance conditions is achieved, the grant date fair value of the PSUs would be as follows: $525,000 for Mr. Zeffiro, $130,500 for Mr. Rice, and $44,000 for Mr. Goldbaum.

(3)
All 2016 awards in this column relate to stock options granted under the 2015 Plan. On March 1, 2016, each NEO was granted stock options, with a ten-year term and generally scheduled to vest ratably over a three-year period. The table reflects the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for this award. Assumptions used in the calculation of these amounts for 2016 are included in footnote 13, “Equity Awards,” to the financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2016.

(4)
Short-term incentive plan payments are made in the year subsequent to which they were earned. Short-term incentive amounts earned for 2016 were approved by the Compensation Committee on January 25, 2017. See “2016 Short-Term Incentive Compensation Plan” below for more information about these awards.

(5)
This column includes flexible cash allowances, Company contributions to retirement and 401(k) plans, Company payment of supplemental long-term disability coverage payments and Company payment for executive physicals for the NEOs. Specifically, in 2016: (A) Mr. Zeffiro received a flexible cash allowance of $55,000, while Messrs. Rice and Goldbaum each received a flexible cash allowance of $25,000; (B) Company contributions during 2016 into the 401(k) plans were $20,309 for Mr. Zeffiro, $20,309 for Mr. Rice, and $10,796 for Mr. Goldbaum; (C) Company contributions during 2016 for the executive retirement program were $51,075 for Mr. Zeffiro, $18,525 for Mr. Rice, and $4,394 for Mr. Goldbaum; (D) Company payments for supplemental long-term disability coverage in 2016 were $2,518 for Mr. Zeffiro, $1,958 for Mr. Rice and $698 for Mr. Goldbaum; and (E) Company payments for executive physicals for the NEOs were $0 for Mr. Zeffiro, $2,005 for Mr. Rice and $0 for Mr. Goldbaum.

2016 Named Executive Officer Compensation Program Description
Executive Compensation Program Objectives
The Compensation Committee believes that the Company’s NEO compensation program should be aimed at accomplishing five key objectives:
1.     Help attract and retain high-caliber executive talent needed to develop and execute the Company’s strategy;

2.	Align executives’ interests with overall corporate goals and objectives, core values and stockholder interests;

3.	Motivate and incentivize executives to achieve financial and strategic objectives;

4.	Reinforce consistent attainment of above-market performance; and

5.	Balance short-term performance with long-term value creation.

Executive Compensation Practices
The table below highlights certain key features of our current NEO compensation program. The Company believes that these features demonstrate our commitment to serve our stockholders’ interests and drive NEO performance.

What We Do (Practices We Have Implemented)		What We Don’t Do (Practices We Have Not Implemented)
☑	Review competitive market data sourced from a peer group of companies and compensation databases or tools to understand the market for executive compensation decisions	☒	Do not maintain compensation programs that we believe create risks reasonably likely to have a material adverse effect on the Company
☑	Maintain policies prohibiting executives from hedging Company stock and limiting executives’ ability to pledge Company stock	☒	Do not have employment contracts with any of our NEOs
☑	Maintain strong stock ownership guidelines for executives (five times base salary for CEO; three times base salary for other NEOs)	☒	Do not provide excise tax gross-ups upon a change in control
☑	Use different metrics for annual and long-term incentive compensation	☒	Do not discount, reload or reprice stock options without stockholder approval
☑	Obtain advice for the Compensation Committee from an external, independent compensation consultant	☒	Do not grant equity awards that provide for “single-trigger” vesting upon a change in control
☑	Utilize both time-vesting and performance-based equity compensation as part of the Company’s long-term incentive program	☒	Do not provide dividends or dividend equivalents on unearned performance-based equity awards
☑	Offer limited perquisites or personal benefits that we believe provide a benefit to the Company’s business
☑	Provide reasonable post-employment and change in control protections
☑	Maintain a “clawback” policy and include clawback provisions in long-term incentive awards

Overview of Key 2016 Program Elements
The main elements of the Company’s 2016 compensation structure for our NEOs and a description of each element are provided below:

Element	Nature	Description
Base Salary	Fixed	Fixed compensation component payable in cash; reviewed annually and subject to adjustment
Short-Term Incentive (“STI”) Compensation Plan Awards	Variable	STI paid in cash based on performance against annually established goals
Long-Term Incentive (“LTI”) Plan Awards	Variable	LTI equity-based awards include restricted stock units, performance-based restricted stock units and stock options covering Company common stock
Retirement and Welfare Benefits	Fixed	Retirement plans, health care and insurance benefits
Perquisites and Personal Benefits	Fixed	Flexible cash allowance, supplemental long-term disability coverage and executive physicals

Role of Independent Consultant
The Compensation Committee has retained the services of an external independent executive compensation consultant, Meridian Compensation Partners, LLC (“Meridian”), to assist the Compensation Committee in its review of executive and non-employee director compensation practices, including the competitiveness of pay levels, executive compensation design matters, market trends, and technical considerations.
At no time has the Compensation Committee directed Meridian to perform its services in any particular manner, or to use any particular methodology.
The Compensation Committee has the final authority to hire and terminate the consultant, and the Compensation Committee will evaluate the consultant annually. Pursuant to SEC rules, the Compensation Committee has assessed the independence of Meridian and in 2016 the Compensation Committee concluded that no conflict of interest exists that would prevent Meridian from independently representing the Compensation Committee. Meridian does not provide any consulting advice to the Company, or any of its subsidiaries, outside the scope of executive compensation and will not do so without the prior consent of the Compensation Committee chair. Meridian meets with the Compensation Committee chair and the Compensation Committee outside the presence of management.
Market Compensation Data Analysis
Meridian provides the Company with external pay comparison data. The Compensation Committee recognizes that over-reliance on external comparisons can be of concern, and the Compensation Committee is mindful of the value and limitations of comparative data. Therefore, although the Compensation Committee uses comparative data from Meridian as one input in making its NEO compensation decisions, such data is not the primary factor in the decision-making process.
In determining 2016 compensation levels for the Company’s NEOs, the Compensation Committee asked Meridian to conduct a competitive market assessment in January 2016. This study compared the Company’s NEO compensation to a combination of publicly-traded peer group companies and survey data using Equilar’s TrueView tool and Mercer’s Executive Compensation Database. However, at no time were the specific entities included in either the TrueView tool or the Executive Compensation Database material to the utilization of such resources.
For Messrs. Zeffiro and Rice, only peer group compensation was used in evaluating the competitiveness of their compensation and making decisions relative to market. For Mr. Goldbaum, a combination of the Equilar and Mercer information was used to help determine his compensation. In the case of all three NEOs, however, the Compensation Committee used these market assessments as a single factor in its compensation decisions; the Compensation Committee also considered other factors including, but not limited to, each NEO’s time in his particular role, experience, education and past performance and, to a much lesser extent, internal compensation equity considerations.
For these purposes, the Compensation Committee worked with Meridian to identify an appropriate compensation peer group for 2016. For this purpose, Meridian prepared a list of potential peer companies that were publicly traded and relatively comparable in size to the Company based on trailing 12-month sales, assets, trailing 12-month earnings before interest, taxes, depreciation and amortization, net income and market capitalization (the Company ranked in the 37th percentile, 20th percentile, 26th percentile, 30th percentile and 19th percentile, respectively, for these considerations), with an emphasis on companies in the following industries: (1) automotive parts and equipment; (2) construction machinery and heavy trucks; and (3) electrical components and equipment.
The Compensation Committee used the peer group for Messrs. Zeffiro and Rice for the following purposes with respect to its 2016 NEO compensation decisions:

▪	Total target compensation was guided by the peer group composite;

▪	Annual and long-term incentive plan design was evaluated (for example, performance metrics and weightings and usage of equity-based awards); and

▪	Equity dilution and run rate levels were evaluated.

Ultimately, the Compensation Committee approved the following peer group of 19 companies for fiscal year 2016:

AMETEK, INC.	GENTHERM INCORPORATED	STRATTEC SECURITY CORPORATION
DORMAN PRODUCTS, INC.	MANITEX INTERNATIONAL, INC.	SUPERIOR INDUSTRIES INTERNATIONAL, INC.
DOUGLAS DYNAMICS, INC.	MOTORCAR PARTS OF AMERICA, INC.	SUPREME INDUSTRIES, INC.
DREW INDUSTRIES INCORPORATED	SHILOH INDUSTRIES, INC.	WABASH NATIONAL CORPORATION
FEDERAL SIGNAL CORPORATION	SPARTAN MOTORS, INC.	WABCO HOLDINGS INC.
FOX FACTORY HOLDING CORP.	STANDARD MOTOR PRODUCTS, INC.
GENTEX CORPORATION	STONERIDGE, INC.
As the Company’s budgeted revenue for 2016 positioned the Company on the lower end of our peer group based on size, Meridian used a regression analysis to report on the peer group pay data based on our budgeted revenue for the year. Based on Meridian’s recommendation, the Compensation Committee determined to review our selected peers and the use of this approach for future competitive market assessments. The Company generally intends to review and evaluate the peer group annually based on trailing 12-month performance.
Key 2016 Named Executive Officer Compensation Components and Decisions
A description of the material elements of the 2016 executive compensation program for our NEOs is provided in the following paragraphs.
2016 Base Salary
Base salaries for our NEOs are generally established based on the scope of their responsibilities, prior relevant experience and skills, and competitive market pay levels. For 2016, the Compensation Committee considered whether to grant merit increases and/or merit-based adjustments to the Company’s NEOs. In doing so, it considered several factors consisting of individual responsibilities, Company and individual performance, experience and alignment with market levels. The table below reflects the base salary adjustment that was implemented for 2016.

	July 1, 2015	January 1, 2016
Name	Base Salary Rate	Base Salary Rate	Percent Increase
A. Mark Zeffiro	$600,000	$600,000	—%
David G. Rice	$290,000	$290,000	—%
Jay Goldbaum	$200,000	$220,000	10.0%
With respect to 2016, Mr. Goldbaum received a base salary increase from $200,000 to $220,000 to better align with competitive market practice. The base salaries of Messrs. Zeffiro and Rice were not changed for 2016.
2016 Short-Term Incentive Compensation Plan
The goal of STI compensation is to support our overall business objectives by aligning performance with the interests of stockholders and focusing attention on the key measures of success. STI compensation is designed to accomplish this goal by providing the opportunity for additional cash rewards when pre-established performance goals are achieved. STI awards are provided under our 2015 Plan. The 2016 STI compensation for our NEOs is described below.
Target Awards
2016 STI target award opportunities were provided to our NEOs at the beginning of 2016. Each of our NEOs received a 2016 STI target award opportunity that was expressed as a percentage of base salary.
The NEOs’ 2016 STI target award opportunities were established by the Compensation Committee and based on (1) financial performance metrics and targets for 2016 at the Company-wide level (the “Financial Performance Measures”) and (2) individual 2016 strategic initiatives for each NEO (the “Strategic Objectives”). Depending on the performance results achieved, the NEOs’ actual awards generally could vary as a percent of target from 0% to a maximum of 200%.

2016 STI target awards are shown in the following chart:

Name	2016 Target STI Award Amount	Target Award as a % of January 1, 2016 Base Salary
A. Mark Zeffiro	$600,000	100.0%
David G. Rice	$174,000	60.0%
Jay Goldbaum	$88,000	40.0%
Financial Performance Measures
The Financial Performance Measures (which comprise 80% of the 2016 STI target award opportunities) consisted of the following metrics:

▪
Recurring Operating Profit Margin - 50%. This metric provides for rewards based on the Company’s performance in consolidated recurring operating profit margin. For purposes of this computation, recurring operating profit margin means earnings before interest, taxes and other income/expense, excluding certain non-recurring charges (cash and non-cash) associated with business restructuring, cost savings projects and asset impairments (recurring operating profit), as a percentage of sales.

▪
Recurring Cash Flow - 30%. This metric provides for rewards based on the Company’s recurring cash flow, which is the sum of the Company’s recurring operating profit (defined above), adjusted (1) up or down for other income/expense, (2) up or down for changes in working capital, (3) upward for depreciation and amortization, and (4) downward for capital expenditures, cash interest and cash taxes.

The specific Financial Performance Measures used for the 2016 STI awards and actual achievements were as follows:

		Target Performance
Financial Performance Measure	Weighting	Threshold (40% Payout)	Target (100% Payout)	Maximum (200% Payout)	Actual Performance	Percentage of Incentive Earned
Recurring Operating Profit Margin	50.0%	5.97%	7.46%	8.95%	7.85%	63.5%
Recurring Cash Flow (in millions)	30.0%	$27.83	$34.79	$41.75	$41.75	60.0%
Total	80.0%					123.5%
Strategic Objectives
The Strategic Objectives component of the 2016 STI awards (which comprises 20% of the 2016 STI target award opportunities) provides for awards based on each NEO’s individual performance, and ultimately a qualitative assessment of the actual results attained, with respect to key strategic initiatives that are designed to (1) increase sales, operating profit and cash flow, (2) establish and maintain the Company’s position as an employer of choice, and (3) promote and implement product innovation activities on a global basis.
Under the Strategic Objectives component of the 2016 STI program, each NEO received individual goals for the 2016 performance period. Following the end of the performance period, each NEO’s performance was generally evaluated based on (1) the NEO’s “behaviors” (in other words, the actions that the NEO took to further the individual goals) and (2) a qualitative assessment of the results attained.
Each individual goal under the Strategic Objectives component of the 2016 STI program was directly related to the Company’s business objectives and corresponded to the NEO’s position and responsibilities. The key individual goals for each NEO were as follows:
Mr. Zeffiro

▪	Engage and align organization;

▪	Profitably grow business in strategic platforms;

▪	Strengthen capital structure; and

▪	Improve operating margins.
As a result of its assessment of Mr. Zeffiro’s performance, the Compensation Committee approved a 180% level of achievement under the Strategic Objectives component of the 2016 STI program.

Mr. Rice

▪	Improve capital structure;

▪	Develop/improve financial reporting reliability;

▪	Tax and treasury improvements; and

▪	Enhance control environment.
As a result of his assessment of Mr. Rice’s performance, Mr. Zeffiro recommended that the Compensation Committee approve a 125% level of achievement under the Strategic Objectives component of the 2016 STI program. The Compensation Committee approved this recommended achievement level.
Mr. Goldbaum

▪	Mobilize compliance roadmap;

▪	Full SEC compliance;

▪	Support all aspects of integration and expansion efforts; and

▪	Support and protect intellectual property portfolio.
As a result of his assessment of Mr. Goldbaum’s performance, Mr. Zeffiro recommended that the Compensation Committee approve a 150% level of achievement under the Strategic Objectives component of the 2016 STI program. The Compensation Committee approved this recommended achievement level.
In light of each NEO’s achievement with respect to his key individual goals, as subjectively determined by the Compensation Committee, the Compensation Committee approved payouts at the following levels for the Strategic Objectives portion of the 2016 STI awards:

Name	Weighting of Strategic Objectives Component	Percentage of Strategic Objectives Component Earned	Percentage of Incentive Earned
A. Mark Zeffiro	20%	180%	36%
David G. Rice	20%	125%	25%
Jay Goldbaum	20%	150%	30%
Award Determination
In January 2017, the Compensation Committee determined the degree to which the STI goals for the 2016 performance period were achieved, which actual results are highlighted in the tables above for Financial Performance Measures and Strategic Objectives.
As a result, our NEOs earned the following STI awards for the 2016 performance period:

Name	Target STI Award as a % of January 1, 2016 Base Salary	Target STI Award Amount	Actual STI Award Earned	STI Award Amount Earned
A. Mark Zeffiro	100.0%	$600,000	159.5%	$957,000
David G. Rice	60.0%	$174,000	148.5%	$258,390
Jay Goldbaum	40.0%	$88,000	153.5%	$135,080

2016 Long-Term Incentive Program
The 2015 Plan allows for equity compensation to our directors and employees. We believe equity compensation provides additional motivation for directors and employees to create stockholder value because the value such individuals realize from their equity compensation is based on our stock price performance. Equity compensation also aligns the compensation interests of our directors and employees with the investment interests of our stockholders and promotes a focus on long-term value creation, because our equity compensation awards are subject to vesting and/or performance criteria.
In early 2016, the Compensation Committee granted LTI awards to our NEOs in order to promote the achievement of the Company’s strategic goals (the “2016 LTI Awards”). The 2016 LTI Awards consist of service-based restricted stock units, target grants of PSUs and stock options, and are summarized in the following chart:

Name	Service-Based RSUs Granted March 1, 2016	Stock Options Granted March 1, 2016	PSUs Granted March 1, 2016	Total 2016 LTI Award Amount	Total 2016 LTI Award Amount as Percent of Salary
A. Mark Zeffiro	$928,200	$262,500	$262,500	$1,453,200	242.2%
David G. Rice	$130,500	$65,250	$65,250	$261,000	90.0%
Jay Goldbaum	$44,000	$22,000	$22,000	$88,000	40.0%
The service-based restricted stock unit awards listed in the above chart were granted on March 1, 2016. The number of restricted stock units subject to each such award was determined based on (1) the amount of the dollar value of the restricted stock unit awards divided by (2) the closing price of the Company’s common stock on the date of grant. Such restricted stock unit awards are generally scheduled to vest ratably on March 1, 2017, March 1, 2018, and March 1, 2019, respectively.
On March 1, 2016, each NEO was also granted PSUs, the numbers of which were determined based on the applicable dollar amount and the applicable market data input and methodology approved by the Compensation Committee, as further described below. For the 2016-2018 cycle (began on January 1, 2016 and ends on December 31, 2018), the PSU award is earned based on the achievement of a specified relative total shareholder return (“RTSR”) percentile rank during the applicable performance period. The Compensation Committee approved RTSR as the performance measure and the use of a custom subset of the S&P 500 Industrials Index as the peer group for the performance measurement comparison, as outlined in the table below. If, upon the conclusion of the performance period, RTSR falls between performance levels, straight-line mathematical interpolation will be used to determine the amount of the target PSUs (rounded up to the nearest whole number of PSUs) earned.

Percentile in 3-Year RTSR Performance vs. Peer Group	Target PSUs Earned
80th percentile or above	200%
70th percentile	150%
50th percentile	100%
35th percentile	50%
Below 25th percentile	0%
Based on the degree to which the performance goals are met, any PSUs earned for the 2016-2018 cycle were designed to vest in 2019. A full list of the companies comprising the RTSR peer group is attached to this proxy statement as Appendix A. These companies were chosen, with the advice of Meridian, because they operate in a similar industry as the Company, are likely to have a strong share price correlation with the Company, and are impacted by external and market-driven factors in a similar way as the Company.
On March 1, 2016, each NEO was also granted stock options with a ten-year term and scheduled to vest ratably on March 1, 2017, March 1, 2018, and March 1, 2019, respectively. The number of stock options granted was determined based on (1) the amount of the dollar value of the option awards divided by (2) the product of (a) the closing price of the Company’s common stock on the date of grant, multiplied by (b) the Black-Scholes Valuation factor of 39%. The stock options have a strike price of $10.08 per share.
Also on March 1, 2016, Mr. Zeffiro was granted an additional award of 40,000 service-based restricted stock units in recognition of his leadership efforts during the Company’s first six months as an independent, publicly-traded company. These restricted stock units are generally scheduled to vest in full on March 1, 2019.

Bonus Compensation
On October 4, 2016, the Company completed the Westfalia Acquisition. On December 13, 2016, the Compensation Committee approved discretionary cash bonuses for the NEOs in the following amounts: Mr. Zeffiro, $600,000; Mr. Rice, $200,000; and Mr. Goldbaum, $150,000. These bonuses were provided in recognition of the successful completion of the acquisition and the valuable contributions provided by each of the NEOs above and beyond normal time and effort in helping to achieve the Company’s goals, objectives and milestones for 2016.
Perquisites and All Other Compensation Amounts
Amounts set forth in the “All Other Compensation” column of the 2016 Summary Compensation Table for the NEOs include Company contributions to the 401(k) plan in the amount of $20,309 for Mr. Zeffiro, $20,309 for Mr. Rice, and $10,796 for Mr. Goldbaum, and contributions to the executive retirement program in the amount of $51,075 for Mr. Zeffiro, $18,525 for Mr. Rice, and $4,394 for Mr. Goldbaum, in each case as described below.
Each NEO is a participant in the Company’s Flexible Cash Allowance Policy, pursuant to which Mr. Zeffiro is entitled to a $55,000 annual allowance paid quarterly in cash, and Messrs. Rice and Goldbaum are each entitled to a $25,000 annual allowance paid quarterly in cash. The Company’s Flexible Cash Allowance Policy is in lieu of other Company provided perquisites, including supplemental universal life insurance, automobile allowance, private club membership, and tax reimbursements.
In 2016, in order to mitigate risk for the Company and its officers and help ensure that its executive benefits remain competitive in the marketplace, the Company adopted a supplemental long-term disability insurance program for certain officers, including the NEOs. This supplemental insurance program, the premiums for which are paid by the Company, provides additional protection for the NEOs above the Company's broad-based disability insurance plan. In addition, the Company continues to make an executive physical program available to its NEOs, which program allows participating officers to receive up to $3,500 annually in preventive health services.
No Employment Agreements
During 2016, the Company was not a party to any employment contracts with our NEOs.
Stock Ownership Guidelines
Certain senior executives of the Company, including the NEOs, are subject to stock ownership guidelines. Under the guidelines, each NEO is required to hold a number of shares of the Company’s common stock having a market value equal to or greater than a specified multiple of such NEO’s base salary, as set forth below:

Named Executive Officer	Multiple
Mr. Zeffiro	5x
Mr. Rice	3x
Mr. Goldbaum	3x
Shares owned (or beneficially owned) by the NEO, including shares acquired upon the exercise of stock options or acquired through any Company equity incentive plans, time-vesting restricted stock or restricted stock units, whether vested or not, and vested, in the money stock options are counted towards satisfaction of the guidelines. Unvested or “underwater” stock options, unvested performance-based restricted stock or other similar awards will not be counted towards satisfaction of the guidelines.
The NEOs have until July 1, 2020 to meet these ownership guidelines. New executives to whom the stock ownership guidelines are applicable will have five years from the time they are named to a qualifying position to meet the stock ownership guidelines. Once an executive attains the required ownership level, the executive will not be considered noncompliant solely due to subsequent stock price declines. Prior to meeting the stock ownership guidelines, an executive must hold at least 50% of the shares acquired by the executive on (1) vesting of restricted stock, (2) exercise of a stock option, (3) exercise of a stock appreciation right, (4) payout of restricted stock units in shares, and (5) payout (in shares) of any other equity award.  However, such holding requirement will be reduced by (1) any shares retained by the Company to satisfy any portion of tax withholding requirements attributable to such vesting, payout, or exercise events, (2) any shares of common stock tendered by the executive to pay any portion of the exercise price of a stock option,  and (3) if any portion of the taxes due in connection with such events or the exercise price of options is satisfied by the executive remitting cash to the Company or applicable taxing authority or by the Company withholding amounts from the executive's compensation or payments otherwise due, the number of shares of common stock having a fair market value equal to the amount so remitted or withheld based on the closing price of the common stock on the vesting or exercise date, as applicable.

If an executive does not meet the applicable guidelines, the Compensation Committee will take that fact into account when determining the grant of future equity awards to such executive, and may require all stock attained through Company grants of equity be retained until the guidelines are satisfied, or take any other action the Compensation Committee deems appropriate.
Restrictions on Hedging and Pledging of Our Securities
The Company’s anti-hedging policy prohibits our directors, and certain executives, including the NEOs, from engaging in any transaction that is designed to hedge or offset any decrease in the market value of the Company’s common stock, including puts or calls, prepaid variable forward contracts, equity swaps, collars, and exchange funds. The policy also prohibits our directors and executives from holding Company securities in margin accounts. Under the policy, directors and covered executives may pledge shares of Company common stock on a limited basis, provided that, among other things, (a) any pledge is approved in writing in advance by our Chief Executive Officer and Legal Director (or by the Governance Committee in the case of a pledge by our Chief Executive Officer or Legal Director), (b) any pledged shares will cease to be counted as owned for purposes of our stock ownership guidelines and (c) the sum of (i) the aggregate number of shares of Company common stock pledged by all directors and executives at the time of the requested pledge and (ii) the number of shares requested to be pledged is equal to or less than two times the average daily trading volume in Company common stock for the preceding 30 trading days.
Compensation Recovery
The Company maintains a clawback policy that allows the Board to require reimbursement of any STI or LTI award from certain officers, including the NEOs (or others as determined by the Board) where:  (1) the payment was predicated upon achieving certain financial results that were subsequently the subject of a substantial restatement of Company financial statements filed with the Securities and Exchange Commission or negatively adjusted in a manner that impacts a performance measure upon which the STI or LTI award was based; (2) the Board determines the covered person engaged in intentional misconduct that caused or substantially caused the need for the substantial restatement or negative adjustment; and (3) a lower payment or award would have been made to the covered person as determined by the Board based upon the restated or negatively adjusted financial results. In each such instance, the Company may, to the extent practicable, seek to recover from the individual executive the amount by which the individual executive's STI or LTI payout for the relevant period exceeded the lower payout that would have been made based on the restated or negatively adjusted financial results.

Outstanding Equity Awards at 2016 Fiscal Year-End
The following table provides information about the outstanding share-based equity awards for each of our NEOs as of December 31, 2016:

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (2)
A. Mark Zeffiro	3/5/2014(1)(3)	—	—	—	—	7,876	189,024	—	—
	3/5/2014(1)(4)	—	—	—	—	3,544	85,056	—	—
	3/1/2015(1)(5)	—	—	—	—	17,741	425,784	—	—
	8/15/2015(6)	28,167	56,332	11.02	08/15/2025	—	—	—	—
	8/15/2015(7)	—	—	—	—	11,813	283,512	—	—
	8/15/2015(8)	—	—	—	—	84,473	2,027,352	—	—
	10/07/2015(9)	—	30,314	9.20	10/07/2025	—	—	—	—
	3/1/2016(10)	—	66,794	10.08	03/01/2026	—	—	—	—
	3/1/2016(11)	—	—	—	—	52,083	1,249,992	—	—
	3/1/2016(12)	—	—	—	—	—	—	52,084	1,250,016
	3/1/2016(13)	—	—	—	—	40,000	960,000	—	—
David G. Rice	3/5/2014(1)(3)	—	—	—	—	662	15,888	—	—
	3/5/2014(1)(4)	—	—	—	—	299	7,176	—	—
	3/1/2015(1)(5)	—	—	—	—	1,545	37,080	—	—
	8/15/2015(6)	2,449	4,896	11.02	8/15/2025	—	—	—	—
	8/15/2015(7)	—	—	—	—	996	23,904	—	—
	8/15/2015(8)	—	—	—	—	16,090	386,160	—	—
	10/07/2015(9)	—	2,559	9.20	10/07/2025	—	—	—	—
	3/1/2016(10)	—	16,603	10.08	03/01/2026	—	—	—	—
	3/1/2016(11)	—	—	—	—	12,946	310,704	—	—
	3/1/2016(12)	—	—	—	—	—	—	12,946	310,704
Jay Goldbaum	3/5/2014(1)(3)	—	—	—	—	283	6,792	—	—
	3/5/2014(1)(4)	—	—	—	—	129	3,096	—	—
	3/1/2015(1)(5)	—	—	—	—	672	16,128	—	—
	8/15/2015(6)	1,065	2,129	11.02	08/15/2025	—	—	—	—
	8/15/2015(7)	—	—	—	—	427	10,248	—	—
	8/15/2015(8)	—	—	—	—	8,045	193,080	—	—
	10/7/2015(9)	—	491	9.20	10/07/2025	—	—	—	—
	3/1/2016(10)	—	5,598	10.08	3/01/2026	—	—	—	—
	3/1/2016(11)	—	—	—	—	4,365	104,760	—	—
	3/1/2016(12)	—	—	—	—	—	—	4,366	104,784
_______________________________________

(1)
Awards with a grant date prior to August 15, 2015 were granted by TriMas prior to the spin-off. In connection with the spin-off from TriMas in June 2015, such awards were converted into equity awards covering the Company’s common stock.

(2)
The market value is based on the Company’s stock price as of December 30, 2016 ($24.00) multiplied by the number of shares or units granted (for PSUs, at the maximum level based on actual performance through December 31, 2016).

(3)	Restricted share awards generally vest ratably on the first three anniversaries of the grant date.

(4)	Restricted stock unit awards generally cliff vested on March 5, 2017.

(5)	Restricted stock unit awards generally vest ratably on the first three anniversaries of the grant date.

(6)	Stock option awards generally vest ratably on August 15, 2016, March 1, 2017, and March 1, 2018, respectively.

(7)	Restricted stock units generally vested in full on March 5, 2017.

(8)	Restricted stock units generally vest in full on July 1, 2018.

(9)	Stock options generally vested in full on March 5, 2017.

(10)	Stock options generally vest ratably on the first three anniversaries of the grant date.

(11)	Restricted stock units generally vest ratably on the first three anniversaries of the grant date.

(12)
PSU awards are designed to be earned based on the achievement of specific performance measures over a performance period that begins on January 1, 2016 and ends on December 31, 2018. For more information regarding these PSU awards, see “2016 Long-Term Incentive Program” above.

(13)	Restricted stock units generally vest in full on July 1, 2018.
Benefits and Retirement Programs
Each NEO is eligible to participate in benefit plans available to substantially all the Company’s U.S. employees. These benefit plans include the Company’s retirement program (comprised of a 401(k) savings component and a quarterly contribution component) (the “Retirement Program”), and the Company’s medical, dental, vision, group life and accidental death and dismemberment insurance programs (the “Health Benefits Program”). The Retirement Program and the Health Benefits Program are designed to reward continued employment with the Company and assist participants with financial preparation for retirement.
Under the Retirement Program, the Company makes matching contributions for each active participant in the 401(k) savings component equal to 25% of the participant’s permitted contributions, up to a maximum of 5% of the participant’s eligible compensation. In addition, for most employees, the Company may contribute an additional 25% of matching contributions based on the Company’s annual financial performance.
Under the terms of the Retirement Program, the Company contributes to each eligible employee’s plan account an amount determined as a percentage of such employee’s eligible compensation. Each employee is eligible following one year of employment with the Company, with employment at TriMas immediately prior to the spin-off counting towards this eligibility requirement. The percentage is based on the employee’s age and for salaried employees ranges from 1.0% for employees under the age of 30 to 4.5% for employees age 50 and over. Messrs. Zeffiro and Rice are eligible for a quarterly contribution amount equal to 4.5% of their respective eligible compensation (Mr. Zeffiro was increased to 4.5% effective March 29, 2016), and Mr. Goldbaum is eligible for a quarterly contribution amount equal to 2.0% of his base pay (increased to 2.0% effective August 8, 2016).
Executive Retirement Program
Each NEO is eligible for the Company’s executive retirement program, which provides retirement benefits in addition to those provided under the Retirement Program. The Company offers these additional programs to enhance total executive pay so that it remains competitive in the market. Effective July 1, 2015, the Company began funding a rabbi trust for its obligations under these programs. Trust assets are subject to the claims of the Company’s creditors in the event of bankruptcy.
Under the Company’s Supplemental Executive Retirement Plan (“SERP”), the Company made a contribution to each NEO’s account at the end of each quarter with the amount determined as a fixed percentage of their eligible compensation. The contribution percentages were based on each NEO’s age on the date of the contribution. In accordance with the terms of the SERP, the Company’s contributions vest 100% after five years of eligible employment with the Company. The Company’s contributions immediately vest upon attainment of retirement age or death.
The Company’s Compensation Limit Restoration Plan (“CLRP”) provides each NEO benefits in the form of Company contributions which would have been payable under the quarterly contribution component of the Retirement Program, but for tax code limits on the amount of pay that can be considered in a qualified plan. There are no employee contributions permitted under the CLRP. The Company’s contributions under the CLRP vary as a percent of eligible compensation based on the age of each of our NEOs.
The executive retirement program also includes an elective deferral compensation feature to supplement the existing executive retirement program. Subject to the terms of the Company’s executive retirement program, each NEO may elect to defer up to 25% of base pay and up to 100% of annual cash incentive awards. Contributions to the Company’s executive retirement program are invested at the direction of each NEO based on the investment options in the Company’s retirement program. Each NEO’s investment directive may be amended at any time.

Other Post-Employment Compensation
The Company maintains an Executive Severance/Change of Control Policy (“Severance Policy”). The Severance Policy covers each of our NEOs, with the Compensation Committee designating Mr. Zeffiro as a Tier I participant, and Messrs. Rice and Goldbaum as Tier II participants. The Severance Policy provides that the Company will make severance payments to a participant upon the termination of such participant’s employment under certain circumstances. The Severance Policy includes an excise tax “cap” provision, which will operate to reduce the total amount of payments due under the Severance Policy so as to avoid the imposition of excise taxes and the resulting loss of tax deductions to the Company under Section 280G of the Internal Revenue Code.
If the Company terminates the employment of an NEO for any reason other than cause, disability or death, or if any NEO terminates his employment with the Company for good reason, (in each case, a “qualifying termination”), the Company will provide such NEO, with: (1) one year’s (two years’ for Mr. Zeffiro) annual base salary; (2) the value of STI payments equal to one year’s (two years’ for Mr. Zeffiro) payout at his target level in effect at the date of termination (generally paid in equal installments over one or two years, as applicable); (3) the value of any STI payment that has been declared for the NEO but not paid; (4) the NEO’s pro-rated STI for the year of termination through the date of termination based on his target level and actual full-year performance; (5) immediate vesting upon the termination date of a pro-rata portion of equity awards granted under the 2015 Plan and equity awards originally granted under TriMas’ equity compensation plans and now subject to the 2015 Plan through the termination date (for performance-based equity awards, based on actual performance); (6) executive level outplacement services for up to 12 months; and (7) continued medical benefits for up to 12 months (24 months for Mr. Zeffiro) following the termination date.
In the case of an NEO’s voluntary termination or termination for cause, the Company will pay the NEO’s accrued base salary through termination plus earned but unused vacation compensation (and, in the case of voluntary termination, the value of any STI payment that has been declared but not paid). All other benefits will cease as of the termination date. If the employment of one of our NEOs is terminated due to death, the Company will pay the NEO’s accrued but unpaid base salary and the value of the NEO’s accrued but unpaid STI compensation as of the date of death, and such NEO will fully vest in his outstanding equity awards, including performance-based equity awards at the target performance level. Other than continued participation in the Company’s medical benefit plan for such NEO’s dependents for up to 36 months, all other benefits will cease as of the date of such NEO’s death. If one of our NEOs is terminated following disability, the Company will pay the NEO’s earned but unpaid base salary and the value of STI payments, and such NEO will fully vest in all his outstanding time-based equity awards and performance-based equity awards at the end of the performance period based on actual performance. In addition, such NEO will be eligible for disability benefits under the Company's disability programs, including the supplemental executive long-term disability insurance program. All other benefits will cease as of the date of such termination in accordance with the terms of such benefit plans.
In the case of a qualifying termination of an NEO’s employment with the Company within two years of a change-of-control (as defined below), then, in place of any other severance payments or benefits, the Company will provide such NEO with: (1) a payment equal to 24 months (36 months for Mr. Zeffiro) of his base salary rate in effect at the date of termination; (2) the value of two years’ (three years’ for Mr. Zeffiro) STI payouts at his target level in effect at the date of termination; (3) the value of any STI payment that has been declared for the NEO but not paid; (4) the NEO’s pro-rated STI payout for the year of termination through the date of termination based on his target level and actual full-year performance; (5) immediate vesting upon the termination date of all unvested and outstanding time-based vesting equity awards; (6) immediate vesting upon the termination date of all unvested and outstanding performance-based equity awards based on target performance; (7) executive level outplacement services for up to 12 months; and (8) continued medical benefits for up to 24 months (36 months for Mr. Zeffiro) following the termination date. Certain of such payments would be made in installments in certain circumstances if necessary to comply with Code Section 409A.
For purposes of the Severance Policy, “change-of-control” is generally deemed to have occurred upon the first of the following events:

1.
Any individual, entity or group acquires beneficial ownership of 35% or more of the voting power of the Company’s outstanding common stock, subject to certain exceptions, as further described in the Severance Policy;

2.
A majority of members of the Board are replaced by directors whose appointment or election is not approved by a majority of the Company’s directors, subject to certain exceptions, as described in the Severance Policy;

3.
The Company consummates a reorganization, merger or certain other substantial corporate transactions resulting in a substantial change in the Company’s ownership or leadership, subject to certain exceptions, as described in the Severance Policy; or

4.	Approval by the Company’s stockholders of a complete liquidation or dissolution of the Company, subject to certain exceptions, as described in the Severance Policy.
In addition, the Severance Policy requires that, in return for these benefits, each NEO has to refrain from competing against the Company for a period following termination that corresponds to the duration of any severance payments such NEO would be entitled to receive or 24 months (if no severance payments are payable). The Severance Policy may be modified by the Compensation Committee at any time, provided that prior written consent is required of any NEO who is adversely impacted by the modification. Further, the Compensation Committee may amend or terminate the Severance Policy at any time upon 12 months’ written notice to any adversely affected NEO.

FREQUENTLY ASKED QUESTIONS ABOUT THE MEETING

Who is entitled to vote?
The Company’s Common Stock constitutes the voting stock of the Company. As of March 20, 2017, there were no outstanding shares of preferred stock of the Company. Only record holders of Common Stock at the close of business on the Record Date are entitled to receive notice of the Annual Meeting and to vote those shares of Common Stock that they held on the Record Date. Each outstanding share of Common Stock is entitled to one vote on each matter to be voted upon at the Annual Meeting.

What constitutes a quorum?
For business to be conducted at the Annual Meeting, a quorum must be present. The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the shares of Common Stock issued and outstanding and entitled to vote on the Record Date will constitute a quorum for all purposes. As of the Record Date, 25,578,268 shares of Common Stock were issued and outstanding and entitled to vote. Broker non-votes and proxies marked with abstentions or instructions to withhold votes will be counted as present in determining whether there is a quorum.

How do I vote?
Stockholders of Record.    If you complete and properly sign the accompanying proxy card and return it to the Company, it will be voted as you direct. You may also vote via telephone or Internet (as indicated on your proxy card). If you attend the Annual Meeting, you may deliver your completed proxy card in person or vote by ballot.
Beneficial Owners.    If you complete and properly sign the accompanying voting instruction card and return it to your broker, trustee, bank or other nominee, it will be voted as you direct. You may also vote via telephone or Internet (as indicated on your voting instruction card). If you want to vote your shares at the Annual Meeting, you must request and obtain a proxy from such broker, trustee, bank or other nominee confirming that you beneficially own such shares and giving you the power to vote such shares.

How will my shares be voted?
Stockholders of Record. All shares represented by the proxies mailed to stockholders will be voted at the Annual Meeting in accordance with instructions given by the stockholders. Where no instructions are given, the shares will be voted: (1) for the election of the Boards’ nominees for two directors and (2) for the ratification of the appointment of Deloitte as the Company’s independent registered public accounting firm for the year ending December 31, 2017.
Beneficial Owners.   The brokers, banks, or nominees holding shares for beneficial owners must vote those shares as instructed, and if no instructions from the beneficial owner are received on a matter deemed to be non-routine, they may not vote the shares on that matter. Under applicable law, a broker, bank, or nominee has the discretion to vote on routine matters, such as the ratification of the appointment of the Company’s independent registered public accounting firm, but does not have discretion to vote for or against the election of directors. Common Stock subject to broker non-votes will be considered present at the meeting for purposes of determining whether there is a quorum but the broker non-votes will not be considered votes cast with respect to that proposal. In order to avoid a broker non-vote of your shares on this proposal, you must send voting instructions to your bank, broker or other nominee.

Can I change my vote after I return my proxy card or voting instruction card?
Stockholders of Record.    You may change your vote at any time before the proxy is exercised by filing with the Corporate Secretary of the Company, at 2600 West Big Beaver Road, Suite 555, Troy, Michigan 48084, either written notice revoking the proxy or a properly signed proxy that is dated later than the proxy card. If you attend the Annual Meeting, the individuals named as proxy holders in the enclosed proxy card will nevertheless have authority to vote your shares in accordance with your instructions on the proxy card unless you properly file such notice or new proxy.
Beneficial Owners.    If you hold your shares through a bank, trustee, broker or other nominee, you should contact such person to submit new voting instructions prior to the time such voting instructions are exercised.

What vote is required to approve each item?
Proposal 1 - Election of Directors.
The two nominees who receive the most votes cast at the Annual Meeting will be elected as directors. Accordingly, abstentions and broker non-votes will have no effect in determining the outcome of the vote on the election of directors. A properly signed proxy with instructions to withhold authority with respect to the election of one or more directors will not be voted for the director(s) so indicated.
Proposal 2 - Ratification of the Appointment of Independent Registered Public Accounting Firm.
The affirmative vote of a majority of the shares of Common Stock present or represented by proxy at the Annual Meeting and entitled to vote on the matter will be necessary to ratify the Audit Committee’s appointment of Deloitte as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017, provided that a quorum is present. Abstentions will have the same effect as a vote against the matter. Although stockholder ratification of the appointment is not required by law and is not binding on the Company, the Audit Committee will take the appointment under advisement if such appointment is not so ratified.

FREQUENTLY ASKED QUESTIONS ABOUT THE MEETING

What will happen if other matters are raised at the meeting?
If any other matter is properly submitted to the stockholders at the Annual Meeting, its adoption will require the affirmative vote of a majority of the shares of Common Stock outstanding on the Record Date that is present or represented at the Annual Meeting. The Board of Directors does not propose to conduct any business at the Annual Meeting other than as stated above.

Who pays for the solicitation of proxies?
The accompanying proxy is being solicited by the Company’s Board of Directors. The Company will bear the cost of soliciting the proxies. Officers and other management employees of the Company will receive no additional compensation for the solicitation of proxies and may use mail, e-mail, personal interview and/or telephone.

How can I access the Company’s proxy materials and annual report on Form 10-K?
The SEC Filings subsection under the Investor Relations section on the Company’s website, http://www.horizonglobal.com, provides access, free of charge, to SEC reports as soon as reasonably practicable after the Company electronically files such reports with, or furnishes such reports to, the SEC, including proxy materials, Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to these reports. The Company has posted printable and searchable 2017 proxy materials to the Company’s website at http://investors.horizonglobal.com/2017proxystatement. A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, as filed with the SEC, will be sent to any stockholder, without charge, upon written request sent to the Company’s executive offices at Horizon Global Corporation, Attention: Investor Relations, 2600 West Big Beaver Road, Suite 555, Troy, Michigan 48084 or by email to legaldirector@horizonglobal.com.
The references to the website address of the Company and SEC in this proxy statement are not intended to function as a hyperlink and, except as specified herein, the information contained on such websites is not part of this proxy statement.

How and when may I submit a stockholder proposal or director nomination for the 2018 Annual Meeting of Stockholders (“2018 Annual Meeting”)?
For a stockholder proposal to be considered for inclusion in the Company’s proxy statement for the 2018 Annual Meeting, the Corporate Secretary must receive the written proposal at the Company’s principal executive offices no later than December 5, 2017. Such proposals also must comply with SEC regulations under Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Proposals should be addressed to Horizon Global Corporation, Attention: Legal Director, Chief Compliance Officer and Corporate Secretary, 2600 West Big Beaver Road, Suite 555, Troy, Michigan 48084 or by fax to (248) 480-4175.
For a stockholder proposal or director nomination that is intended to be considered at the 2018 Annual Meeting, but not included in the Company’s proxy statement, the stockholder must give timely notice to the Corporate Secretary not earlier than January 9, 2018 and not later than the close of business on February 8, 2018. Any stockholder proposal must set forth, among other matters (1) a brief description of the business desired to be brought before the 2018 Annual Meeting and the reasons for conducting such business, (2) the name and address, as they appear on the Company’s books, of the stockholder proposing such business, (3) the number of shares of Common Stock that are beneficially owned by the stockholder, (4) any material interest of the stockholder in such business, and (5) any additional information that is required to be provided by the stockholder pursuant to the Company’s Amended and Restated Bylaws and Regulation 14A under the Exchange Act.

APPENDIX A
RTSR Peer Group Constituent Companies
The full list of companies comprising the RTSR peer group described above under "2016 Long-Term Incentive Program" is provided below:

ACCURIDE CORP.	INTEGRATED ELECTRICAL SVCS
ALLIED MOTION TECHNOLOGIES	INTERNATIONAL WIRE GRP HLDGS
AMERESCO INC.	INTERSECTIONS INC.
API TECHNOLOGIES CORP.	JASON INDUSTRIES INC.
ARC DOCUMENT SOLUTIONS INC.	KADANT INC.
ARGAN INC.	KEYW HOLDING CORP.
BARRETT BUSINESS SVCS INC.	KIMBALL INTERNATIONAL - CL B
BLOUNT INTL INC.	KRATOS DEFENSE & SECURITY
BMC STOCK HOLDINGS INC.	LAWSON PRODUCTS
CAI INTERNATIONAL INC.	LAYNE CHRISTENSEN CO.
CASELLA WASTE SYS INC. - CL A	LMI AEROSPACE INC.
CDI CORP.	LSI INDUSTRIES INC.
CECO ENVIRONMENTAL CORP.	MANITEX INTERNATIONAL INC.
CELADON GROUP INC.	MILLER INDUSTRIES INC./TN
CENVEO INC.	MYR GROUP INC.
CIVEO CORP.	NEFF CORP.
COLUMBUS MCKINNON CORP.	NN INC.
COMMERCIAL VEHICLE GROUP INC.	NORTHWEST PIPE CO.
CONRAD INDUSTRIES INC.	ORION MARINE GROUP INC.
COVENANT TRANSPORTATION GROUP	P.A.M. TRANSPORTATION SVCS
CRA INTERNATIONAL INC.	PANGAEA LOGISTICS SOLUTIONS
CYPRESS ENERGY PARTNERS LP	PARK OHIO HOLDINGS CORP.
DOUGLAS DYNAMICS INC.	POWELL INDUSTRIES INC.
DUCOMMUN INC.	POWER SOLUTIONS INTL INC.
DXP ENTERPRISES INC.	POWERSECURE INTL INC.
ENNIS INC.	PREFORMED LINE PRODUCTS CO.
ENPHASE ENERGY INC.	RADIANT LOGISTICS INC.
FOSTER (LB) CO.	REPUBLIC AIRWAYS HLDGS INC.
FRANKLIN COVEY CO.	SL INDUSTRIES INC.
FREIGHTCAR AMERICA INC.	SPARTON CORP.
FURMANITE CORP.	STARRETT (L.S.) CO. - CL A
GENERAL FINANCE CORP/DE	STERLING CONSTRUCTION CO INC.
GLOBAL BRASS & COPPER HLDGS	SUPREME INDUSTRIES INC.
GREAT LAKES DREDGE & DOCK CP	TITAN INTERNATIONAL INC.
GP STRATEGIES CORP.	TITAN MACHINERY INC.
HARDINGE INC.	TRC COS INC.
HC2 HOLDINGS INC.	TWIN DISC INC.
HERITAGE-CRYSTAL CLEAN INC.	UNIVERSAL TRUCKLOAD SERVICES
HILL INTERNATIONAL INC.	USA TRUCK INC.
HOUSTON WIRE & CABLE CO.	VECTRUS INC.
HUDSON GLOBAL INC.	VICOR CORP.
HURCO COMPANIES INC.	VOLT INFO SCIENCES INC.
HUTTIG BUILDING PRODUCTS INC.	VSE CORP.
INNERWORKINGS INC.	XERIUM TECHNOLOGIES INC.
INSTEEL INDUSTRIES

HORIZON GLOBAL CORPORATION
2600 WEST BIG BEAVER ROAD, SUITE 555
TROY, MI 48084

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE FOLLOWING:

	For	Withhold	For All
	All	All	Except
1. Election of Directors	☐	☐	☐
Nominees

01 Denise Ilitch
02 Richard L. DeVore
To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
_________________________________________________________
To vote against all nominees, mark “Withhold All” above. To vote against an individual nominee, mark “For All Except” and write the nominee’s number on the line above.

		For	Against	Abstain
2.	Ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017.	☐	☐	☐
NOTE: This proxy/voting instruction, when properly executed, will be voted in accordance with the directions indicated, and if no directions are given, will be voted FOR proposals 1 and 2. The proxies will vote in their discretion upon any and all other matters which may properly come before the meeting or any adjournment thereof.

For address changes and/or comments, please check this box and write them on the back where indicated.	☐

	Yes	No
Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

ADMISSION TICKET

Please retain and present this top portion of the proxy card as your admission ticket together with a valid picture identification to gain admittance to the Annual Meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR
THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 9, 2017

THE NOTICE & PROXY STATEMENT AND ANNUAL REPORT ARE AVAILABLE AT
WWW.PROXYVOTE.COM

The Proxy Statement and 2016 Annual Report of Horizon Global Corporation are also available at:
http://investors.horizonglobal.com/2017proxystatement and http://investors.horizonglobal.com/2016annualreviewand10-K

HORIZON GLOBAL CORPORATION
Annual Meeting of Stockholders
To be held on May 9, 2017 8:00 AM
And any adjournments or postponements thereof

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF HORIZON GLOBAL CORPORATION

Properly executed proxies received by the day before the cut-off date or the meeting date will be voted as marked and, if not marked, will be voted FOR all of the nominees for director under proposal 1 and FOR proposal 2.

By casting your voting instructions on the reverse side of this proxy form, you hereby (a) acknowledge receipt of the proxy statement related to the above-referenced meeting, (b) appoint the individuals named in such proxy statement, and each of them, as proxies, with full power of substitution, to vote all shares of Horizon Global Corporation’s common stock that you would be entitled to cast if personally present at such meeting and at any postponement or adjournment thereof, and (c) revoke any proxies previously given.

This proxy will be voted as specified by you. If no choice is specified, the proxy will be voted according to the Board of Director Recommendations indicated on the reverse side of this proxy, and according to the discretion of the proxy holders for any other matters that may properly come before the meeting or any postponement or adjournment thereof.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on reverse side.)

Please date, sign and mail the proxy promptly in the self-addressed return envelope which requires no postage if mailed in the United States. When signing as an attorney, executor, administrator, trustee or guardian, please give your full title as such. If shares are held jointly, both owners should sign. Alternatively, you may vote by phone or the Internet, as described in the instructions on the reverse side of the proxy.

Continued and to be signed on reverse side

QuickLinks
PROXY SUMMARY
PROPOSAL 1- ELECTION OF DIRECTORS
DIRECTORS COMPENSATION
DIRECTOR COMPENSATION TABLE
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
PROPOSAL 2 - RATIFICATION OF INDEPENDENT AUDITOR
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
TRANSACTIONS WITH RELATED PERSONS
EXECUTIVE COMPENSATION
FAQ - ABOUT THE MEETING
APPENDIX A - RTSR PEER GROUP
PROXY CARD